Contact:610-337-1000	For Immediate Release:
Hugh J. Gallagher, ext. 1029 Simon Bowman, ext. 3645 Shelly Oates, ext. 3202	March 5, 2013

UGI announces that Lon R. Greenberg will retire as Chief Executive Officer effective April 1, 2013

VALLEY FORGE, Pa., March 5, 2013 — UGI Corporation (NYSE: UGI) today announced that Lon R. Greenberg will retire as Chief Executive Officer effective April 1, 2013. As previously announced, Mr. Greenberg will continue to serve UGI as non-executive Chairman of its Board of Directors. Mr. Greenberg will also serve as non-executive Chairman of the Boards of Directors of AmeriGas Propane, Inc. and UGI Utilities, Inc.

John L. Walsh, UGI’s President and Chief Operating Officer, will be named President and Chief Executive Officer of UGI effective April 1, 2013. Lon R. Greenberg, Chairman and Chief Executive Officer of UGI said, “John is an exceptional executive and proven leader. I am thrilled that he will succeed me as CEO and I look forward to the company’s continued success under his leadership.”

Mr. Greenberg, 62, has been UGI’s Chief Executive Officer since 1995 and Chairman of its Board of Directors since 1996. Mr. Greenberg joined UGI in 1980 as Corporate Development Counsel and has served the company for over three decades in various senior management roles including General Counsel (1983-1987), Vice President – Legal and Corporate Development (1987-1989), Senior Vice President – Legal and Corporate Development (1989-1994), President (1994-2005) and Vice Chairman of the Board (1995-1996).

Marvin O. Schlanger, UGI’s Presiding Director, said “UGI’s total shareholder return during Lon’s tenure was over 1,000% or 14.6% per year, a period of truly remarkable growth and value creation for UGI’s shareholders. In addition to this track record of financial success, Lon has instilled a culture of excellence at UGI and has developed a strong management team that will serve UGI shareholders for the foreseeable future. This team will be led by John Walsh, a talented executive and a worthy successor to Lon as CEO. Although we wish Lon a long, happy and healthy retirement, we are very pleased that UGI shareholders will continue to benefit from Lon’s leadership as Chairman of UGI’s Board of Directors.”

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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